Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES,
AND RELATIVE RIGHTS AND LIMITATIONS
OF
SERIES A JUNIOR PREFERRED STOCK
OF
CONTANGO ORE, INC.

It is hereby certified that:

1.     The name of the corporation (hereinafter called the “Corporation”) is
Contango ORE, Inc.

2.     The Certificate of Incorporation of the Corporation authorizes the issuance of preferred stock of the Corporation in series and expressly vests in the Board of Directors of the Corporation the authority provided therein to determine the rights, preferences, privileges of preferred stock and to fix the number of shares and designation of such series.

3.     At a meeting of the Board of Directors of the Corporation held on December 19, 2012, the following resolutions were adopted authorizing the creation and issuance of 100,000 shares of a series of preferred stock designated as “Series A Junior Preferred Stock”:

NOW THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby create, authorize and provide for the issuance of up to 100,000 shares of Series A Junior Preferred Stock, having the designations, preferences and relative and other special rights, qualifications, limitations and restrictions set forth on the Certificate of Designations attached hereto as Schedule A.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Junior Preferred Stock, and fixing the number, preferences and relative, and other special rights, qualifications, limitations and restrictions thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on December 20, 2012.

/s/ Sergio Castro
Sergio Castro, Secretary

Exhibit 3.1

Schedule A

CERTIFICATE OF DESIGNATIONS, PREFERENCES,
AND RELATIVE RIGHTS AND LIMITATIONS
OF
SERIES A JUNIOR CONVERTIBLE PREFERRED STOCK
OF
CONTANGO ORE, INC.

Section 1.    Dividends and Distributions.
(a)    The rate of dividends payable per share of Series A Junior Preferred Stock on the first day of January, April, July and October in each year or such other quarterly payment date as shall be specified by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Junior Preferred Stock, shall be (rounded to the nearest cent) equal to the greater of (i) $80 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, $.01 par value per share, of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Junior Preferred Stock. Dividends on the Series A Junior Preferred Stock shall be paid out of funds legally available for such purpose. In the event the Corporation shall at any time after December 20, 2012 (the “Record Date”), (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)    Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Preferred Stock, unless (i) the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of

Exhibit 3.1

holders of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.
Section 2.    Voting Rights. In addition to any other voting rights required by law, the holders of Series A Junior Preferred Stock shall have the following voting rights:
(a)    Subject to the provision for adjustment hereinafter set forth, each Series A Junior Preferred Stock shall entitle the holder thereof to 1 vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Record Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)    In the event that dividends upon the Series A Junior Preferred Stock shall be in arrears to an amount equal to six full quarterly dividends thereon, the holders of such Series A Junior Preferred Stock shall become entitled to the extent hereinafter provided to vote noncumulatively at all elections of directors of the Corporation, and to receive notice of all stockholders’ meeting to be held for such purpose. At such meetings, to the extent that directors are being elected, the holders of such Series A Junior Preferred Stock voting as a class shall be entitled solely to elect two members of the Board of Directors of the Corporation. Notwithstanding the foregoing, if the holders of such Series A Junior Preferred Stock have elected two members of one class of the Board of Directors, they shall not have the right to elect additional members of the Board of Directors until the term of the two directors previously elected has expired. All other directors of the Corporation shall be elected by the other stockholders of the Corporation entitled to vote in the election of directors. Such voting rights of the holders of such Series A Junior Preferred Stock shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting rights of the holders of shares of such series shall cease, subject to being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.
(c)    At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 15% of the then outstanding total number of shares of all the Series A Junior Preferred Stock having the right to elect directors in such circumstances shall, call a special meeting of

Exhibit 3.1

holders of such Series A Junior Preferred Stock for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request, and in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation; provided, that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Corporation. Upon the mailing of the notice of such special meeting to the holders of such Series A Junior Preferred Stock, or, if no such meeting be held, then upon the mailing of the notice of the next annual or special meeting of stockholders for the election of directors, the number of directors of the Corporation, shall, ipso facto, be increased to the extent, but only to the extent, necessary to provide sufficient vacancies to enable the holders of such Series A Junior Preferred Stock to elect the two directors hereinabove provided for, and all such vacancies shall be filled only by vote of the holders of such Series A Junior Preferred Stock as hereinabove provided. Whenever the number of directors of the Corporation shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the Bylaws and without the vote of the holders of Series A Junior Preferred Stock, provided that no such action shall impair the right of the holders of Series A Junior Preferred Stock to elect and to be represented by two directors as herein provided.
(d)    So long as the holders of Series A Junior Preferred Stock are entitled hereunder to voting rights, any vacancy in the Board of Directors caused by the death or resignation of any director elected by the holders of Series A Junior Preferred Stock, shall, until the next meeting of stockholders for the election of directors, in each case be filled by the remaining director elected by the holders of Series A Junior Preferred Stock having the right to elect directors in such circumstances.
(e)    Upon termination of the voting rights of the holders of any series of Series A Junior Preferred Stock the terms of office of all persons who shall have been elected directors of the Corporation by vote of the holders of Series A Junior Preferred Stock or by a director elected by such holders shall forthwith terminate.
(f)    Except as otherwise provided herein, in the Certificate of Incorporation of the Corporation or by law, the holders of Series A Junior Preferred Stock and the holders of Common Stock (and the holders of shares of any other series or class entitled to vote thereon) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
Section 3.    Reacquired Shares. Any Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.
Section 4.    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Junior Preferred Stock shall be entitled to receive the greater of (a) $20.00 per share,

Exhibit 3.1

plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Record Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Junior Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 5.    Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Record Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 6.    No Redemption. The Series A Junior Preferred Stock shall not be redeemable.
Section 7.    Ranking. The Series A Junior Preferred Stock shall rank junior to, and subordinate to, all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets.
Section 8.    Fractional Shares. Series A Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.

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